Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233018

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.001 par value	5,227,272	$77.00	$402,499,944.00	$48,782.99
Total	5,227,272	$77.00	$402,499,944.00	$48,782.99

(1)	Includes shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.
(2)

Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-233018) being paid herewith.

Prospectus Supplement to Prospectus dated August 5, 2019

4,545,454 Shares

Allakos Inc.

Common Stock

We are offering 4,545,454 shares of our common stock in this offering.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus supplement and may elect to do so in future filings.

Our common stock is traded on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “ALLK.” The last reported sale price of our common stock on August 6, 2019, as reported on NASDAQ, was $79.47 per share.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” on page S-10 of this prospectus supplement, page 2 of the accompanying prospectus and in the reports we file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this prospectus supplement before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$77.00	$349,999,958
Underwriting discounts and commissions(1)	$4.62	$20,999,997
Proceeds, before offering expenses, to us	$72.38	$328,999,961

(1)	We have also agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option to purchase from us up to 681,818 additional shares at the offering price less the underwriting discounts and commissions of $4.62 per share. The underwriters can exercise this option at any time within 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock to purchasers on or about August 9, 2019.

Goldman Sachs & Co. LLC	Jefferies

William Blair	LifeSci Capital LLC

Prospectus Supplement dated August 6, 2019

Prospectus Supplement

Prospectus

Unless we have indicated otherwise, references in this prospectus supplement to “Allakos,” “we,” “us,” “our” and similar terms refer to Allakos Inc.

ABOUT THIS PROSPECTUS SUPPLEMENT

We and the underwriters have not authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission (“SEC”). This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

S-ii

SUMMARY

This summary highlights information contained or incorporated by reference elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section titled “Risk Factors” in this prospectus supplement as well as the risk factors and financial statements and notes to those financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

Allakos Inc.

We are a clinical stage biotechnology company developing AK002, our wholly owned monoclonal antibody, for the treatment of various eosinophil and mast cell related diseases. AK002 selectively targets both eosinophils and mast cells, white blood cells that are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. As such, AK002 has the potential to treat a large number of severe diseases. AK002 has demonstrated activity in clinical trials in patients with eosinophilic gastritis (“EG”), eosinophilic gastroenteritis (“EGE”), eosinophilic esophagitis (“EoE”), chronic urticaria (“CU”), indolent systemic mastocytosis (“ISM”), and severe allergic conjunctivitis (“SAC”). In addition, improvements were also observed in atopic comorbidities such as asthma, atopic dermatitis, and allergic rhinitis. The activity observed in these studies suggest that AK002 could provide significant benefit to patients suffering from these diseases and highlight AK002’s potential to broadly inhibit mast cells and deplete eosinophils in different disease settings.

Figure 1. Select Eosinophil and Mast Cell Related Diseases

Figure 1: We are focusing our development efforts on AK002 for the treatment of the diseases shown in bold and are evaluating additional indications for future development.

Despite the knowledge that eosinophils and mast cells drive a number of pathological conditions, there are no approved therapies that selectively target both eosinophils and mast cells. AK002 binds to Siglec-8, an inhibitory receptor found on eosinophils and mast cells, which represents a novel way to selectively deplete or inhibit these important immune cells and thereby resolve or reduce inflammation. We believe AK002 is the only Siglec-8 targeting antibody currently in clinical development, and has the potential to have advantages over current treatments for the diseases we are pursuing.

Based on the positive results from a randomized, double-blind, placebo-controlled phase 2 study in patients with EG, EGE, and EoE, we plan to develop AK002 for the treatment of these conditions. EG, EGE, and EoE are a group of severe orphan gastrointestinal diseases characterized by severe abdominal pain, nausea, diarrhea, bloating, cramping, early satiety, loss of appetite, vomiting, and/or dysphagia resulting from inflammation caused by eosinophils and mast cells. The estimated prevalence of eosinophilic gastritis and eosinophilic gastroenteritis in the United States is approximately 50,000 patients. The estimated prevalence of eosinophilic esophagitis in the United States is approximately 150,000 patients. There are no treatments approved specifically for these diseases. AK002 has received orphan drug designation for EG and EGE from the U.S. Food and Drug Administration (“FDA”). In the phase 2 study, EG and EGE patients treated with AK002 had tissue eosinophils reduced by 95% and symptoms were reduced by 53%. These results were statistically significant relative to placebo. In addition, 13 of 14 patients with eosinophilic esophagitis had their tissue eosinophil levels reduced below 5 eosinophils/per high-powered field, or HPF, and dysphagia symptoms were reduced by 53%. See “Recent Developments” below for further information on the results of this study.

AK002 has also shown activity in patients with SAC, CU and ISM. In the SAC study, patients administered AK002 reported a 78% median improvement in ocular symptoms by Allergic Conjunctivitis Symptom (ACS) Score and a 71% median improvement in physician assessed signs and symptoms using the Ocular Symptom Score (OSS). In addition, patients suffering from comorbid atopic dermatitis, asthma and allergic rhinitis, despite treatment with currently available therapies, reported improvements in their symptoms while receiving AK002. In the CU study, patients with antihistamine refractory chronic spontaneous urticaria, cholinergic urticaria or dermatographic urticaria reported high levels of disease control and many patients experienced complete resolution of symptoms while receiving AK002. Importantly, AK002 also produced high levels of response in patients that were refractory to Xolair, the only approved biologic treatment option, suggesting that AK002, if approved, could be the treatment of choice for antihistamine refractory CU patients. In the ISM study, patients reported clinically meaningful improvements in symptoms and quality of life measures. The activity observed in these studies suggest that AK002 could provide significant benefit to patients suffering from these diseases and highlight AK002’s potential to broadly inhibit mast cells in different disease settings. The status of our clinical trials is shown below.

Figure 2. AK002 Development Status

Recent Developments

We recently reported data from a randomized, double-blind, placebo-controlled phase 2 trial of AK002 in patients with active, biopsy-confirmed EG and/or EGE. 38% of the patients in the study also had EoE, allowing us to evaluate the effects of AK002 on EoE. All AK002 dose arms showed clinically meaningful and statistically significant benefit compared to placebo on all prespecified primary and secondary endpoints, including gastrointestinal tissue eosinophil counts and patient reported disease symptoms. Statistically significant differences in patient symptoms between the active and placebo groups occurred one day following AK002 administration. In addition, patients with comorbid eosinophilic esophagitis treated with AK002 experienced statistically significant decreases in esophageal eosinophil counts and substantial reductions in patient reported dysphagia symptoms. Based on the positive results from this phase 2 study, we plan to develop AK002 for the treatment of these conditions.

Phase 2 ENIGMA Study Design

The randomized, double-blind, placebo-controlled phase 2 trial of AK002 enrolled patients with active, biopsy-confirmed EG and/or EGE. Patients were required to be moderately to severely symptomatic based on a patient reported symptom questionnaire and have biopsy confirmed eosinophilia of the stomach (≥30 eosinophils/HPF in 5 HPFs) and/or duodenum (≥30 eosinophils/HPF in 3 HPFs). Qualifying patients were randomized 1:1:1 to receive: (a) 0.3 of AK002 mg/kg for the first month followed by three doses of 1.0 mg/kg given monthly, (b) 0.3 mg/kg of AK002 for the first month followed by 1.0 mg/kg, 3.0 mg/kg and 3.0 mg/kg given monthly, or (c) a monthly placebo. Disease symptoms were measured daily using a patient reported symptom questionnaire that scored 8 symptoms on a scale from 0 to 10 (abdominal pain, nausea, vomiting, early satiety, loss of appetite, abdominal cramping, bloating, and diarrhea). Endpoints were assessed per protocol in a prespecified hierarchical order using biopsies collected at the end of study and symptom questionnaires collected over the last two weeks of study prior to biopsy. The primary endpoint was the percent change from baseline in the number of tissue eosinophils obtained from gastric or duodenal biopsies. The secondary endpoints were (1) proportion of patients with a greater than 75% reduction in tissue eosinophil counts from biopsies and a greater than 30% reduction in Total Symptom Score (TSS) from the patient reported questionnaire and (2) the percent change from baseline in the TSS.

Study Results

AK002 showed a statistically significant benefit when compared to placebo on all primary and secondary endpoints for each of the high dose, the low dose, and the combined high/low dose AK002 groups. The data demonstrate that AK002 produced histological resolution of gastrointestinal tissue eosinophilia and improved disease symptoms, and that these benefits occurred in the same individuals.

Primary and Secondary Endpoints	Placebo (N=20)	High Dose AK002 (n=20)	Low Dose AK002 (n=19)	Combined AK002 (n=39)
1° Endpoint: % change in gastric or duodenal eosinophil counts	+10%	-97%	-92%	-95%
p–value	—	<0.0001	<0.0001	<0.0001
2° Endpoint: treatment responders[1]	5%	70%	68%	69%
p–value	—	0.0009	0.0019	0.0008
2° Endpoint: % change in total symptom score (TSS)[2]	-24%	-58%	-49%	-53%
p–value	—	0.0012	0.0150	0.0012

[1]	Treatment responders defined as patients with greater than a 75% reduction in biopsy eosinophil counts and a greater than 30% reduction in TSS.
[2]	TSS is the sum of all 8 patient reported symptoms each measured on a scale from 0 to 10 (abdominal pain, nausea, vomiting, early satiety, loss of appetite, abdominal cramping, bloating, and diarrhea).

Safety

AK002 was generally well tolerated. The only treatment emergent adverse event occurring more frequently on AK002 than on placebo was mild to moderate infusion-related reactions (including flushing, feeling of warmth, headache, nausea, and/or dizziness), which occurred in 60% of AK002 treated patients and 23% of placebo treated patients. There was 1 drug-related serious adverse event (SAE) in the study, consisting of an infusion-related reaction that resolved within 24 hours. Treatment emergent SAEs occurred in 9% of patients on AK002 versus 14% on placebo.

Results in Eosinophilic Esophagitis Patients

Esophageal eosinophil counts and dysphagia improved in patients with comorbid eosinophilic esophagitis.

Exploratory Endpoints	Placebo	Combined AK002
EoE: proportion of patients with esophageal eosinophil counts <5/HPF	1/9 (11%)	13/14 (93%)
EoE: % change in patient reported dysphagia questionnaire	-17%	-53%

Steroid Use

Steroid use was balanced between drug and placebo groups. Statistically significant results were also observed on all primary and secondary endpoints in the subgroup of patients who did not receive steroids.

Extension Study

Ninety-two percent of patients in the phase 2 study elected to enter a long-term AK002 extension study. Efficacy and safety results from the long-term extension study are expected in 2020.

Based on the results from the phase 2 study, we will request an end of phase 2 meeting with the FDA to discuss the design of the phase 3 study in EG and/or EGE and phase 2/3 study in EoE.

The expected timing of certain anticipated events and other near-term milestones are set forth below:

•	Q1 2020 Phase 1 mast cell enteritis study results

•	Q4 2019/Q1 2020 End of phase 2 FDA meeting

•	Q1 2020 Phase 3 EG and/or EGE study start

•	Q1 2020 Phase 2/3 EoE study start

•	H1 2020 Phase 2 EG and/or EGE long-term extension study results

•	H2 2020 Phase 1 AK002 Subcutaneous formulation bioavailability study results

Actual results or events could differ materially from these expectations and are subject to risks and uncertainties, including those set forth under the heading “Risk Factors” in this prospectus supplement and in our filings with the SEC that are incorporated by reference herein.

THE OFFERING

Issuer	Allakos Inc., a Delaware corporation

Common stock we are offering	4,545,454 shares (or 5,227,272 shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be outstanding after this offering	47,729,849 shares (or 48,411,667 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We expect to receive net proceeds from this offering of approximately $328.2 million (or approximately $377.5 million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from this common stock offering for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page S-10 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

NASDAQ symbol	“ALLK”

The number of shares of common stock that will be outstanding after this offering is based on 43,184,395 shares of common stock outstanding as of June 30, 2019, and excludes the following:

•	6,976,438 shares of common stock issuable upon exercise of options to purchase shares of our common stock outstanding as of June 30, 2019, at a weighted-average exercise price of $10.64 per share;

•	254,000 shares of common stock issuable upon exercise of options to purchase shares of our common stock that we granted after June 30, 2019, at a weighted-average exercise price of $33.44 per share;

•	5,579,341 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of:

•

4,697,055 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”) and shares that become available under the 2018 Plan pursuant to provisions thereof that automatically increase the share reserves under such plan each year; and

•

882,286 shares of common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan (the “ESPP”) and shares that become available under the ESPP pursuant to provisions thereof that automatically increase the share reserves under such plan each year.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase from us additional shares of common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations and comprehensive loss for the years ended December 31, 2016, 2017 and 2018 shown below are derived from our audited financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement and should be read in conjunction with such financial statements and the notes thereto. The statements of operations and comprehensive loss data for the six months ended June 30, 2018 and 2019 shown below are derived from our unaudited interim financial statements that are included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, which is incorporated by reference into this prospectus supplement and have been prepared in accordance with generally accepted accounting principles in the United States on the same basis as the annual audited financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. The statements of operations and comprehensive loss data presented below should be read in conjunction with such financial statements and the notes thereto. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and results for the six months ended June 30, 2019 are not necessarily indicative of results to be expected for the full years.

	Year Ended December 31,			Six Months Ended June 30,
	2016	2017	2018	2018	2019
	(in thousands, except per share data)
Statements of Operations Data:
Operating expenses
Research and development	$14,672	$18,506	$33,287	$13,550	$29,209
General and administrative	2,388	3,748	12,434	4,683	11,775

Total operating expenses	17,060	22,254	45,721	18,233	40,984

Loss from operations	(17,060)	(22,254)	(45,721)	(18,233)	(40,984)
Interest income (expense), net	(51)	(1,302)	2,375	516	2,001
Other income (expense), net	11	(287)	(192)	(145)	(42)

Loss before benefit from income taxes	(17,100)	(23,843)	(43,538)	(17,862)	(39,025)
Provision for (benefit from) income taxes	—	(291)	—	—	—

Net loss	(17,100)	(23,552)	(43,538)	(17,862)	(39,025)
Unrealized gain (loss) on marketable securities, net of tax	—	—	(15)	3	129

Comprehensive loss	$(17,100)	$(23,552)	$(43,553)	$(17,859)	$(38,896)

Net loss per common share:
Basic and diluted	$(13.03)	$(14.54)	$(2.20)	$(8.36)	$(0.91)

Weighted-average number of common shares outstanding:
Basic and diluted	1,312	1,620	19,833	2,137	42,868

Our consolidated balance sheet data as of June 30, 2019 is presented (1) on an actual basis and (2) on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares), after deducting the underwriting discounts and commissions and our estimated offering expenses.

	As of June 30, 2019 (unaudited)
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and investments in marketable securities	$153,071	$481,246
Working capital	145,032	473,207
Total assets	169,785	497,960
Total liabilities	17,635	17,635
Accumulated deficit	(143,137)	(143,137)
Total stockholders’ equity	152,150	480,325

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below and in Part II, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 before making a decision about investing in our securities. The risks and uncertainties discussed below, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Offering and Our Common Stock

The market price of our stock may continue to be volatile, which could result in substantial losses for investors.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. We priced our initial public offering at $18.00 per share on July 19, 2018 and, our common stock reached a high of $85.40 per share during the third quarter of 2019. On August 6, 2019 the last reported sale price of our common stock was $79.47 per share. The trading price of our common stock could be subject to wide fluctuations in response to various factors, which in addition to the factors discussed in this “Risk Factors” section and others such as:

•	the timing and results of preclinical studies and clinical trials of our product candidates or those of our competitors;

•	the success of competitive products or announcements by potential competitors of their product development efforts;

•	regulatory actions with respect to our products or our competitors’ products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key scientific or management personnel;

•	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	market conditions in the pharmaceutical and biotechnology sector;

•	changes in the structure of healthcare payment systems;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of our common stock by us, our insiders or our other stockholders;

•	expiration of market stand-off or lock-up agreements; and

•	general economic, industry and market conditions.

In addition, the stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our common stock.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult for us to predict our future operating results. From time to time, we may enter into license or collaboration agreements or strategic partnerships with other companies that include development funding and significant upfront and milestone payments and/or royalties, which may become an important source of our revenue. These upfront and milestone payments may vary significantly from period to period and any such variance could cause a significant fluctuation in our operating results from one period to the next.

In addition, we measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award as determined by our board of directors, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, including our underlying stock price and stock price volatility, the magnitude of the expense that we must recognize may vary significantly.

Furthermore, our operating results may fluctuate due to a variety of other factors, many of which are outside of our control and may be difficult to predict, including the following:

•	the timing and cost of, and level of investment in, research and development activities relating to our current and any future product candidates, which will change from time to time;

•	our ability to enroll patients in clinical trials and the timing of enrollment;

•

the cost of manufacturing our current and any future product candidates, which may vary depending on FDA guidelines and requirements, the quantity of production and the terms of our agreements with manufacturers;

•	expenditures that we will or may incur to acquire or develop additional product candidates and technologies;

•	the timing and outcomes of clinical trials for AK002 and any of our future product candidates or competing product candidates;

•	the need to conduct unanticipated clinical trials or trials that are larger or more complex than anticipated;

•

competition from existing and potential future products that compete with AK002 and any of our future product candidates, and changes in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	any delays in regulatory review or approval of AK002 or any of our future product candidates;

•	the level of demand for AK002 and any of our future product candidates, if approved, which may fluctuate significantly and be difficult to predict;

•

the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future products that compete with AK002 and any of our future product candidates;

•	our ability to commercialize AK002 and any of our future product candidates, if approved, inside and outside of the United States, either independently or working with third parties;

•	our ability to establish and maintain collaborations, licensing or other arrangements;

•	our ability to adequately support future growth;

•	potential unforeseen business disruptions that increase our costs or expenses;

•	future accounting pronouncements or changes in our accounting policies; and

•	the changing and volatile global economic environment.

The cumulative effect of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts covering us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. In addition, if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate and substantial dilution of approximately $66.94 per share, based on our net tangible book value as of June 30, 2019. Furthermore, if the underwriters exercise their option to purchase additional shares, or outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”

Raising additional capital may restrict our operations or require us to relinquish rights to our technologies or product candidates, and if we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, partnerships and marketing, distribution or licensing arrangements. We do not have any committed external source of funds. We may also from time to time issue additional shares of common stock at a discount from the then current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through partnerships or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of June 30, 2019, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 79.5% of our outstanding voting stock. As a result, this group of stockholders has the ability to significantly influence all matters requiring stockholder approval, including the election of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after any lock-up or other legal restrictions on resale discussed in this prospectus supplement lapse, the trading price of our common stock could decline. Based upon the number of shares outstanding as of June 30, 2019, upon the closing of this offering, we will have outstanding a total of 47,729,849 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares of common stock and no exercise of outstanding options.

The lock-up agreements pertaining to this offering will expire 90 days from the date of this prospectus supplement. After the lock-up agreements expire, up to approximately 21.0 million of additional shares of common stock held by directors, executive officers and other affiliates will be eligible for sale in the public market, subject to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Goldman Sachs & Co. LLC and Jefferies LLC may, however, in their sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

Further, the holders of a majority of the shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Based on our public float at June 30, 2019, we will cease to be an emerging growth company at December 31, 2019 and, accordingly, we will be required to comply with the auditor attestation requirements of Section 404 to include an opinion from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting for our Annual Report on Form 10-K for the year ended December 31, 2019.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

We have incurred and will continue to incur significant additional costs in order to comply with the SEC rules implementing Section 404 of the Sarbanes-Oxley Act.

We have incurred and will continue to incur significant costs in order to comply with the SEC rules implementing Section 404 of the Sarbanes-Oxley Act. Under these rules, beginning with our Annual Report on Form 10-K for the year ending December 31, 2019, we will be required to make a formal assessment of the effectiveness of our internal control over financial reporting every year, and once we cease to be an emerging growth company as noted above, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively, and implement a continuous reporting and improvement process for internal control over financial reporting.

The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. These reporting and other obligations place significant demands on our management and administrative and operational resources, including accounting resources.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the facts that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may continue to be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We have not paid and do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to any appreciation in the value of their stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	permit only the board of directors to establish the number of directors and fill vacancies on the board;

•	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan (also known as a “poison pill”);

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit cumulative voting;

•	authorize our board of directors to amend the bylaws;

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

•	require a super-majority vote of stockholders to amend some provisions described above.

In addition, Section 203 of the General Corporation Law of the State of Delaware (“DGCL”), prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or DGCL that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and, if enforced, the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of fiduciary duty;

•	any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; and

•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (such provision, the “Federal Forum Provision”). However, on December 19, 2018, the Delaware Court of Chancery issued a decision in Matthew Sciabacucchi v. Matthew B. Salzberg et al., C.A. No. 2017-0931-JTL (Del. Ch.), finding that such provisions such as the Federal Forum Provision are not valid under Delaware law. In light of this decision of the Delaware Court of Chancery, we do not intend to enforce the federal forum provision in our amended and restated certificate of incorporation unless and until such time there is a final determination by the Delaware Supreme Court regarding the validity of such provisions. If the decision is not appealed or if the Delaware Supreme Court affirms the Delaware Chancery Court’s decision, we currently plan to seek approval by our stockholders to amend our certificate of incorporation at our next regularly-scheduled annual meeting of stockholders to remove the Federal Forum Provision.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain, the documents incorporated by reference herein may contain and management may make certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes.

These statements include, but are not limited to, statements about:

•	the impact that the adoption of new accounting pronouncements will have on our financial statements;

•	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

•	the timing and focus of our future clinical trials, and the reporting of data from those trials;

•	our plans relating to commercializing AK002, if approved, including the geographic areas of focus and sales strategy;

•	the size of the market opportunity for AK002 in each of the diseases we are targeting;

•

the number of diseases represented in the patient population enrolled in our clinical trials, and our ability to evaluate response to treatment of AK002 in diseases other than the primary indication in our clinical trials;

•	our estimates of the number of patients in the United States who suffer from the diseases we are targeting and the number of patients that will enroll in our clinical trials;

•	the beneficial characteristics, safety, efficacy and therapeutic effects of AK002;

•

the timing or likelihood of regulatory filings and approvals, including our expectation to seek special designations, such as orphan drug designation, for AK002 or our other product candidates for various diseases;

•	our ability to obtain and maintain regulatory approval of AK002 or our other product candidates;

•	our plans relating to the further development of AK002 and our other product candidates;

•	existing regulations and regulatory developments in the United States and other jurisdictions;

•	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available;

•

our continued reliance on third parties to conduct additional clinical trials of AK002 and our other product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

•	the need to hire additional personnel and our ability to attract and retain such personnel;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	the sufficiency of our existing cash, cash equivalents and marketable securities to fund our future operating expenses and capital expenditure requirements; and

•	our anticipated use of the proceeds from this offering.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, the prospectus supplement hereto and in our other filings with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We qualify all of the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein by these cautionary statements. Our forward-looking statements speak only as of the date of this prospectus supplement, the date of the accompanying prospectus or as of the date of the documents incorporated herein by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately $328.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that the net proceeds from this offering will be approximately $377.5 million, after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from this common stock offering for general corporate purposes. Pending their uses, we plan to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET INFORMATION

Our common stock is traded on the NASDAQ under the symbol “ALLK.” We estimate that there were approximately 32 holders of record of our common stock as of June 30, 2019.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements and contractual restrictions of then-existing debt instruments and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our unaudited cash, cash equivalents and marketable securities and capitalization as of June 30, 2019 (1) on an actual basis and (2) on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares), after deducting the underwriting discount and commissions and our estimated offering expenses.

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, incorporated by reference herein.

	As of June 30, 2019 (unaudited)
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash, cash equivalents and investments in marketable securities	$153,071	$481,246

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 20,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	$—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized, 43,184,395 shares issued and outstanding, actual and 47,729,849 shares issued and outstanding, as adjusted	43	48
Additional paid-in capital	295,130	623,300
Accumulated other comprehensive gain	114	114
Accumulated deficit	(143,137)	(143,137)

Total stockholders’ equity	$152,150	$480,325

The number of shares of common stock that will be outstanding after this offering is based on 43,184,395 shares of common stock outstanding as of June 30, 2019, and excludes the following:

•	6,976,438 shares of common stock issuable upon exercise of options to purchase shares of our common stock outstanding as of June 30, 2019, at a weighted-average exercise price of $10.64 per share;

•	254,000 shares of common stock issuable upon exercise of options to purchase shares of our common stock that we granted after June 30, 2019, at a weighted-average exercise price of $33.44 per share;

•	5,579,341 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of:

•

4,697,055 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”) and shares that become available under the 2018 Plan pursuant to provisions thereof that automatically increase the share reserves under such plan each year; and

•

882,286 shares of common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan (the “ESPP”) and shares that become available under the ESPP pursuant to provisions thereof that automatically increase the share reserves under such plan each year.

DILUTION

As of June 30, 2019, we had a net tangible book value of approximately $152.2 million or $3.52 per share of common stock, based upon 43,184,395 shares of common stock outstanding on such date. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding.

Dilution in net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us hereby, as set forth on the cover page of this prospectus supplement, and after deducting the underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value as of June 30, 2019 would have been $480.3 million, or $10.06 per share of common stock. This represents an immediate increase in net tangible book value of $6.54 per share to existing stockholders and an immediate dilution of $66.94 per share to new investors in our common stock. The following table illustrates this dilution on a per share basis.

Public offering price per share		$77.00
Net tangible book value per share as of June 30, 2019, before giving effect to this offering	$3.52
Increase in net tangible book value per share attributed to new investors purchasing shares in this offering	$6.54

As adjusted net tangible book value per share after giving effect to this offering		$10.06

Dilution per share to new investors in this offering		$66.94

If the underwriters’ option to purchase additional shares is exercised in full, the as adjusted net tangible book value per share after giving effect to the offering would be $10.94 per share, the increase in the net tangible book value per share to existing stockholders would be $7.42 per share and the dilution to the new investors would be $66.06 per share.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the public offering price per share in this offering.

The foregoing table is based upon 43,184,395 shares outstanding as of June 30, 2019 and excludes the following:

•	6,976,438 shares of common stock issuable upon exercise of options to purchase shares of our common stock outstanding as of June 30, 2019, at a weighted-average exercise price of $10.64 per share;

•	254,000 shares of common stock issuable upon exercise of options to purchase shares of our common stock that we granted after June 30, 2019, at a weighted-average exercise price of $33.44 per share;

•	5,579,341 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of:

•	4,697,055 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”) and shares that become available under the 2018 Plan pursuant to provisions thereof that automatically increase the share reserves under such plan each year; and

•

882,286 shares of common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan (the “ESPP”) and shares that become available under the ESPP pursuant to provisions thereof that automatically increase the share reserves under such plan each year.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction or under U.S. federal non-income tax laws, such as gift and estate tax laws, or under any applicable tax treaty. In addition, this discussion does not address any potential application of the Medicare contribution tax on net investment income or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks or other financial institutions;

•	insurance companies;

•	qualified foreign pension funds;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or accounts;

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships and other pass-through entities (and investors therein);

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who receive our common stock pursuant to the exercise of an employee stock option or otherwise as compensation;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source;

•

a trust (x) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has a valid election in effect to be treated as a U.S. person; or

•	an entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of that stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide the required certification to the applicable withholding agent, either directly or through other intermediaries. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty. You generally will be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment or fixed base maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you generally must provide the applicable withholding agent with an IRS

Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under the heading “Backup Withholding and Information Reporting,” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates. If you are a non-U.S. holder that is a corporation, you may also be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax (or lower applicable treaty rate) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States); provided that you have timely filed U.S. federal income tax returns with respect to such losses; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, even if we are or become a USRPHC, as long as our common stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market at any time during the calendar year and you have not held more than 5% of our common stock (actually or constructively) at any time during the shorter of the five-year period preceding the disposition or your holding period for our common stock, you will not be subject to U.S. federal income tax on any gain derived from the sale or other disposition of our common stock.

Backup Withholding and Information Reporting

The amount of dividends paid to you, your name and address, and the amount of tax withheld, if any, will generally be reported to the IRS annually. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Your proceeds on the disposition of stock may be subject to information reporting, and payments of dividends and proceeds on the disposition of stock may be subject to backup withholding at a current rate of 24% unless you establish an exemption, for example by properly certifying your

non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

Legislation and administrative guidance (referred to as the Foreign Account Tax Compliance Act or FATCA) generally will impose a U.S. federal withholding tax of 30% on any dividends paid to (i) a “foreign financial institution” (as specially defined under these rules), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a “non-financial foreign entity” (as specially defined under these rules), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. While withholding under FATCA was also scheduled to apply to the payments of gross proceeds from the disposition of our common stock, proposed Treasury regulations (the preamble to which indicates that taxpayers may rely on the proposed regulations pending finalization) would eliminate FATCA withholding on gross proceeds. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If the country in which the payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, the payee may be permitted to report to that country instead of the United States, and the intergovernmental agreement may otherwise modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Goldman Sachs & Co. LLC and Jefferies LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC	1,954,592
Jefferies LLC	1,465,944
William Blair & Company, L.L.C.	681,818
LifeSci Capital LLC	443,100

Total	4,545,454

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $2.772 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 681,818 additional shares at the public offering price less the underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We have agreed that, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement relating to, shares of our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock (collectively, “lock-up securities”), or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing. We also will not, without the prior consent of the representatives, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of lock-up securities. The foregoing restrictions do not apply to:

(A) the shares of our common stock to be sold by us in this offering;

(B) the issuance by us of shares of common stock upon the exercise or settlement of options pursuant to our equity plans that are described in this prospectus supplement, or upon the conversion of convertible securities outstanding as of the date of the underwriting agreement and as described in this prospectus supplement;

(C) the issuance by us of lock-up securities pursuant to our stock plans that are described in this prospectus supplement;

(D) the issuance by us of lock-up securities in connection with (1) the acquisition by us of the business, technology, not less than a majority or controlling portion of the securities, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition and the issuance of any such securities pursuant to any such agreement, or (2) our bona fide commercial transactions (including joint ventures, commercial relationships or other strategic transactions); or

(E) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to our stock plans that are described in this prospectus supplement or any assumed employee benefit plan contemplated by clause (D) above.

The aggregate number of shares of common stock that we may sell or issue or agree to sell or issue pursuant to clause (D) above and, with respect to securities to be granted pursuant to any assumed employee benefit plan, pursuant to clause (E) above, shall not exceed 7.5% of the total number of shares of our common stock outstanding immediately following this offering. In the case of clauses (C) through (E) above, each recipient of such securities shall execute and deliver to the representatives, on or prior to the issuance of such securities, a lock-up agreement substantially to the effect set forth above.

Additionally, our officers and directors and certain stockholders affiliated with our directors have entered into lock-up agreements pursuant to which, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any lock-up securities. The foregoing is subject to several exceptions including:

(A) The following transfers of lock-up securities:

(i)	as a bona fide gift or gifts;

(ii)

to any member of the lock-up signatory’s immediate family or to any trust or other legal entity for the direct benefit of the lock-up signatory or his or her immediate family, or if the signatory is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, provided that any such transfer shall not involve a disposition for value;

(iii)	by will, other testamentary document or the laws of intestate succession;

(iv)	in connection with a sale of the lock-up signatory’s shares acquired in the offering or in the open market following the offering;

(v)

if the lock-up signatory is a corporation, partnership, limited liability company, trust or other business entity, (A) to any of its affiliates, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up signatory or its affiliates or (B) as part of a distribution, transfer or disposition to its affiliates, directors, officers, employees, managers, managing members, members, stockholders, partners, beneficiaries or other equity holders;

(vi)

by surrender or forfeiture to us of shares of our common stock (A) in connection with “net” or “cashless” exercise or settlement of stock options, other rights to purchase lock-up securities or other awards expiring during the lock-up period, for payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such awards pursuant to an equity incentive plan, stock purchase plan or other employee benefit plan or (B) upon the conversion of a convertible security of the Company in order to cover withholding tax obligations in connection with such conversion;

(vii)

to us in connection with any contractual arrangement in effect on the date of this prospectus supplement that provides for the repurchase of the lock-up signatory’s equity securities by us in connection with the signatory’s termination of service with us;

(viii)

in connection with the conversion of any convertible security into shares of common stock in a manner consistent with the description of such securities contained in this prospectus supplement, provided that such shares of common stock will remain subject to the provisions of the lock-up agreement;

(ix)	to a nominee or custodian of a person or entity to whom a transfer would be permissible under (i), (ii), (iii) or (v) above;

(x)

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock on substantially the same terms for holders of a majority of the voting power of our outstanding shares of capital stock involving a change of control of the Company;

(xi)	by operation of law, including pursuant to orders of a court, a qualified domestic order or in connection with a divorce settlement; or

(xii)	with the prior written consent of the representatives on behalf of the underwriters; or

(xiii)	by making a pledge of such shares to a bona fide third-party lender.

In the case of any transfer pursuant to (i), (ii), (iii), (v), (ix) and (xi) above, the donee, transfereer or distributee must agree in writing to be bound by the lock-up restrictions. In the case of any transfer pursuant to (i), (ii), (iii), (iv) and (v) above, no filing under Section 16 of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock shall be required or voluntarily made during the lock-up period (other than a required filing on Form 5, Schedule 13G (or Schedule 13G/A) or Schedule 13F). In the case of (vi) above, if the lock-up signatory is required to file a report under Section 16 of the Exchange Act during the lock-up period, the lock-up signatory shall include a statement to the effect that such report relates to the circumstances described in (vi) above. In the case of (i), (ii), (iii), (v) and (ix) above, any transfer of lock-up securities must not involve a disposition for value. In the case of (vii) above, if the lock-up signatory is required to file a report under Section 16 of the Exchange Act during the lock-up period, the lock-up signatory shall include a statement in such report to the effect that such transfer is to the Company in connection with the repurchase of shares of common stock, as the case may be. In the case of (xiii) above, the lender taking beneficial or legal ownership of shares of common stock pursuant to such loan during the lock-up period shall agree in writing to be bound by the restrictions set forth in the lock-up agreement, and if the lock-up signatory is required to file a report under Section 16 of the Exchange Act during the lock-up period as a result of such loan, the lock-up signatory shall include a statement in such report to the effect that the lender will agree to be bound by the restrictions set forth in the lock-up agreement should the lender take beneficial or legal ownership of such shares of common stock during the lock-up period.

(B) Receipt from us of shares of common stock in connection with the exercise of options or other rights granted under a stock incentive plan or other equity award plan; or

(C) Entry into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of the lock-up agreement relating to the sale of the lock-up signatory’s shares, provided that (i) the securities subject to such plan may not be transferred until after the lock-up period expires and (ii) no public announcement or filing under the Exchange Act shall be voluntarily made regarding the establishment of such plan during the lock-up period.

Our common stock is listed on the NASDAQ under the symbol “ALLK.”

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$4.62	$4.62
Total	$20,999,997	$24,149,997

We estimate that our total expenses of this offering will be approximately $0.8 million, excluding underwriter discounts and commission. We have agreed to reimburse the underwriters for certain expenses in an amount up to $35,000.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts and commissions received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on NASDAQ, in an over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may purchase, sell or hold a broad array of instruments and actively trade debt and equity securities (or related derivative securities), commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve or relate to our assets, securities and instruments (directly, as collateral serving other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

European Economic Area

The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive EU 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of shares in any member state of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as Relevant Persons. The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. This prospectus supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (“MAS”). Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275, except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Davis Polk & Wardwell LLP, Menlo Park, California, is acting as counsel for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.allakos.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the Common Stock by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2018 from our Definitive Proxy Statement on Schedule 14A filed on April 30, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019;

•

our Current Reports on Form 8-K filed on January 7, 2019, January 29, 2019, February  4, 2019, February 11, 2019, February  19, 2019, May 7, 2019, June 10, 2019 and August 5, 2019 (other than the information furnished under Item 2.02);

•

the description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on July 11, 2018, including any subsequent filed amendments and reports updating such description; and

•

any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering but excluding any information furnished to, rather than filed with, the SEC.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated in the documents) by writing or telephoning us at the following address:

Allakos Inc.

975 Island Drive, Suite 201

Redwood City, California 94065

(650) 597-5002

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. Neither we nor any selling stockholder has authorized anyone else to provide you with different information.

PROSPECTUS

Allakos Inc.

Common Stock

We may offer and sell shares of our common stock from time to time. In addition, selling stockholders, as may be named in one or more prospectus supplements, may offer and sell from time to time and in one or more offerings, shares of our common stock. We will determine when we sell shares of our common stock, which may be sold on a continuous or delayed basis directly to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and we and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of shares of our common stock. If any agents, dealers or underwriters are involved in the sale of any of shares of our common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. Our net proceeds from the sale of shares of our common stock also will be set forth in the applicable prospectus supplement. We also may provide investors with a free writing prospectus that includes this information. In addition, one or more selling stockholders to be named in a prospectus supplement hereto may offer and sell shares of our common stock from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

Each time that we or any selling stockholders sell shares of our common stock using this prospectus, we or any selling stockholders will provide a prospectus supplement and attach it to this prospectus if required. The prospectus supplement or a free writing prospectus will contain more specific information about the offering and the shares of our common stock being offered, including the prices and our net proceeds from the sales of such shares of our common stock. The selling stockholders will receive all of the proceeds from any sales of shares of our common stock owned by them. We will not receive any proceeds from the sale of shares of our common stock by selling stockholders. We may bear a portion of the expenses of the offering of shares of our common stock by one or more selling stockholders, except that the selling stockholders may pay any applicable underwriting fees, discounts or commissions and certain transfer taxes. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in shares of our common stock.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS AND IN ANY SIMILAR SECTION CONTAINED IN OUR PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Our common stock is listed on The Nasdaq Global Select Market (“NASDAQ”) under the symbol “ALLK.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 5, 2019

Neither we nor any selling stockholder has authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and any selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus is accurate as of any date other than the respective dates thereof. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” or “WKSI” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using a “shelf” registration process. Under this shelf registration process, we and/or one or more selling stockholders, if applicable, may, from time to time, offer and/or sell shares of our common stock in one or more offerings or resales. This prospectus provides you with a general description of the common stock that we and/or one or more selling stockholders may offer. Each time we sell shares of our common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus as described under the heading “Information Incorporated by Reference” and any additional information described under the heading “Where You Can Find More Information” before making an investment in our common stock. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website mentioned under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Pursuant to Section 102 of the Jumpstart Our Business Startups Act, or the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from the documents incorporated by reference herein.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors”

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contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Allakos,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Allakos Inc., unless the context indicates otherwise or unless otherwise specified. When we refer to “you,” we mean the holders of shares of our common stock.

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THE COMPANY

We are a clinical stage biotechnology company developing AK002, our wholly owned monoclonal antibody, for the treatment of various eosinophil and mast cell related diseases. AK002 selectively targets both eosinophils and mast cells, white blood cells that are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. As such, AK002 has the potential to treat a large number of severe diseases. AK002 has demonstrated activity in clinical trials in patients with eosinophilic gastritis, eosinophilic gastroenteritis, eosinophilic esophagitis, chronic urticaria, indolent systemic mastocytosis, and severe allergic conjunctivitis. In addition, improvements were also observed in atopic comorbidities such as asthma, atopic dermatitis, and allergic rhinitis. The activity observed in these studies suggest that AK002 could provide significant benefit to patients suffering from these diseases and highlight AK002’s potential to broadly inhibit mast cells and deplete eosinophils in different disease settings.

We were incorporated in Delaware in March 2012. Our common stock is listed on the NASDAQ under the symbol “ALLK.” Our principal executive office is located at 975 Island Drive, Suite 201, Redwood City, California 94065, and our telephone number is (650) 597-5002. Our website address is www.allakos.com. This website address is not intended to be an active link, and information on, or accessible through, our website should not be construed to be a part of this prospectus. We do, however, use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making a decision to invest in our common stock, in addition to carefully considering the other information contained in this prospectus, in any accompanying prospectus supplement and incorporated by reference herein or therein, you should carefully consider the risks described under the caption “Risk Factors” contained in the applicable prospectus supplement, and any related free writing prospectus, and the risks discussed under the caption “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, which are incorporated by reference in their entirety, together with other information in this prospectus, the prospectus supplement, the documents incorporated by reference herein and therein and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information” and “Incorporation by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain, the documents incorporated by reference herein may contain and management may make certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes.

These statements include, but are not limited to, statements about:

•	the impact that the adoption of new accounting pronouncements will have on our financial statements;

•	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

•	the timing and focus of our future clinical trials, and the reporting of data from those trials;

•	our plans relating to commercializing AK002, if approved, including the geographic areas of focus and sales strategy;

•	the size of the market opportunity for AK002 in each of the diseases we are targeting;

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the number of diseases represented in the patient population enrolled in our clinical trials, and our ability to evaluate response to treatment of AK002 in diseases other than the primary indication in our clinical trials;

•	our estimates of the number of patients in the United States who suffer from the diseases we are targeting and the number of patients that will enroll in our clinical trials;

•	the beneficial characteristics, safety, efficacy and therapeutic effects of AK002;

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the timing or likelihood of regulatory filings and approvals, including our expectation to seek special designations, such as orphan drug designation, for AK002 or our other product candidates for various diseases;

•	our ability to obtain and maintain regulatory approval of AK002 or our other product candidates;

•	our plans relating to the further development of AK002 and our other product candidates;

•	existing regulations and regulatory developments in the United States and other jurisdictions;

•	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available;

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our continued reliance on third parties to conduct additional clinical trials of AK002 and our other product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

•	the need to hire additional personnel and our ability to attract and retain such personnel;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	the sufficiency of our existing cash, cash equivalents and marketable securities to fund our future operating expenses and capital expenditure requirements; and

•	our anticipated use of the proceeds from this offering.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, any prospectus supplement hereto and in our other filings with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We qualify all of the forward-looking statements in this prospectus and the documents incorporated by reference herein by these cautionary statements. Our forward-looking statements speak only as of the date of this prospectus or as of the date of the documents incorporated herein by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

In the case of a sale of shares of our common stock by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of shares of our common stock by any selling stockholders, we will not receive any of the proceeds from such sale.

SELLING STOCKHOLDERS

We may register the shares of our common stock for resale by certain selling stockholders. Information about selling stockholders, where applicable, including their identities, the number of shares of common stock registered and offered on their behalf, their beneficial ownership and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment or in documents incorporated by reference into this prospectus that we file with the SEC. No selling stockholder shall sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholder and the shares being offered for resale by such selling stockholder in a subsequent prospectus supplement or in a post-effective amendment. However, selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand the material terms of our common stock, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC.

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of:

•	200,000,000 shares of common stock, par value $0.001 per share; and

•	20,000,000 shares of preferred stock, par value $0.001 per share.

As of June 30, 2019, we had 43,184,395 shares of our common stock issued and outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action. No shares of preferred stock are outstanding.

Registration Rights

Under our Amended and Restated Investors’ Rights Agreement, as amended, holders of a majority of our common stock or their transferees, have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

The holders of a majority of our common stock are entitled to certain demand registration rights. At any time, the holders of at least 50% of the shares having registration rights then outstanding can request that we file a registration statement to register the offer and sale of their shares. We are only obligated to effect up to two such registrations. Each such request for registration must cover securities the anticipated aggregate public offering price of which, before deducting underwriting discounts and commissions, is at least $10 million. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 120 days.

Form S-3 Registration Rights

The holders of a majority of our common stock are entitled to certain Form S-3 registration rights. At any time when we are eligible to file a registration statement on Form S-3, the holders of the shares having these rights then outstanding can request that we register the offer and sale of their shares of our common stock on a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which is at least $1 million. These stockholders may make an unlimited number of requests for registration on a registration statement on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the twelve month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve month period, for a period of up to 120 days.

Piggyback Registration Rights

The holders of a majority of our common stock are entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of shares of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (2) a registration in which the only stock being registered is common stock issuable upon conversion of debt securities also being registered, (3) a registration on any registration form that does not permit secondary sales or (4) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Expenses of Registration

We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, subject to specified exceptions.

Termination

The registration rights terminate upon the earliest of (1) the date that is three years after the closing of our initial public offering and (2) as to a given holder of registration rights, the date when such holder of registration rights can sell all of such holder’s registrable securities during any ninety day period pursuant to Rule 144 promulgated under the Securities Act.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences or relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, designated Class I, Class II and Class III. Each class is an equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire board of directors. The term of the Class II directors shall terminate on the date of the 2020 annual meeting, the term of the initial Class III directors shall terminate on the date of the 2021 annual meeting and the term of the Class I directors will terminate on the date of the 2022 annual meeting. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Our amended and restated certificate of incorporation provides that stockholders may only remove a director for cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote.

Director Vacancies

Our amended and restated certificate of incorporation authorizes only our board of directors to fill vacant directorships.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by an officer at the request of a majority of our board of directors, by the Chair of our board of directors or by our Chief Executive Officer.

Advance Notice Procedures for Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the company, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the Delaware General Corporation Law (“DGCL”). Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least majority of the voting power of all the then outstanding shares of the common stock, except for any amendment of the above provisions, which would require the approval of a two-thirds majority of our then outstanding common stock. Our amended and restated certificate of incorporation provides that our bylaws may be amended, altered or repealed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of NASDAQ, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Jurisdiction

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim arising pursuant to the DGCL, any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation provides further that the federal district courts of the United States of America is the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

On December 19, 2018, the Delaware Chancery Court issued an opinion in Sciabacucchi v. Salzberg, C.A. No. 2017-0931-JTL, invalidating a provision in the certificates of incorporation of three Delaware corporations that each purported to limit to federal court the forum in which a stockholder could bring a claim under the Securities Act . The Delaware Chancery Court held that a Delaware corporation can only use its constitutive documents to bind a plaintiff to a particular forum where the claim involves rights or relationships that were established by or under Delaware’s corporate law.

In light of the recent Sciabacucchi decision, the Company does not currently intend to enforce the federal forum selection provision in its certificate of incorporation unless the Sciabacucchi decision is reversed on appeal. If the decision is not appealed or if the Delaware Supreme Court affirms the Delaware Chancery Court’s decision, then we will seek approval by our stockholders to amend our certificate of incorporation at our next regularly-scheduled annual meeting of stockholders to remove the invalid provision.

Business Combinations with Interested Stockholders

We are governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive directors.

The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Listing

Our common stock is listed on the NASDAQ under the symbol “ALLK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

PLAN OF DISTRIBUTION

We and/or one or more selling stockholders, if applicable, may sell the shares of common stock covered by this prospectus in any of the following ways (or in any combination):

•	directly to one or more purchasers;

•	to or through underwriters or dealers; or

•	through agents.

We will prepare a prospectus supplement or supplements, if required, that will describe the method of distribution and disclose the terms and conditions of any offering of shares of common stock, including:

•	the name or names of any underwriters, dealers or agents and the amounts of common stock underwritten or purchased by each of them;

•

the offering price of the shares of common stock and the proceeds to us and/or any selling stockholders, if applicable, and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers; and

•	any options under which underwriters may purchase additional shares of common stock from us and/or any selling stockholder.

Any offering price and any discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers may be changed from time to time.

Pursuant to our Amended and Restated Investors’ Rights Agreement with certain stockholders, as amended, we will pay certain registration expenses of such selling stockholders.

We and/or any selling stockholders, if applicable, may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices relating to such prevailing market prices; or

•	negotiated prices.

Underwriters, dealers or any other third parties described above may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any shares of common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares of common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares of common stock if they purchase any of the shares of common stock (other than any shares of common stock purchased upon exercise of any overallotment option), unless otherwise specified in the prospectus supplement. We and/or one or more selling stockholders may use underwriters with whom we and/or such selling stockholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, as required, naming the underwriter.

We and/or one or more selling stockholders, if applicable, may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may engage in “at the market” offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares of common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any underwriters, dealers and agents that participate in the distribution of the common stock may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the common stock, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We and/or any selling stockholders may agree to indemnify an underwriter, dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus. Registration of the shares of common stock covered by this prospectus does not mean that any shares of common stock will be offered or sold.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

Our website address is www.allakos.com. The information on our website, or that can be accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is a part of the registration statement and does not contain all the information in the registration statement and the exhibits to the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s Internet website referred to above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the common stock by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference in this prospectus the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2018 from our Definitive Proxy Statement on Schedule 14A filed on April 30, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019;

•

our Current Reports on Form 8-K filed on January 7, 2019, January 29, 2019, February  4, 2019, February 11, 2019, February  19, 2019, May 7, 2019, June 10, 2019 and August 5, 2019 (other than the information furnished under Item 2.02);

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 11, 2018, including any subsequent filed amendments and reports updating such description; and

•

any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering but excluding any information furnished to, rather than filed with, the SEC.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated in the documents) by writing or telephoning us at the following address:

Allakos Inc.

975 Island Drive, Suite 201

Redwood City, California 94065

(650) 597-5002

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor any selling stockholder has authorized anyone else to provide you with different information.

4,545,454 Shares

Allakos Inc.

Common Stock

Goldman Sachs & Co. LLC	Jefferies

William Blair	LifeSci Capital LLC